                                                                  EXHIBIT 11.01

                                 ONSALE, INC.

                  CALCULATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                     PERIOD FROM
                                                      INCEPTION     NINE MONTHS
                                                    (JULY 1994) TO     ENDED
                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                    -------------- -------------
Weighted average common shares outstanding........      12,144        12,144
Weighted average common equivalent shares from
 Convertible Preferred Stock and warrants,
 calculated using the "if converted" method.......       1,704         1,704
Weighted average common equivalent shares from
 stock options calculated using the treasury stock
 method (1).......................................       1,373         1,373
                                                        ------        ------
Shares used to compute net income (loss) per
 share............................................      15,221        15,221
                                                        ======        ======
Net income (loss).................................      $ (440)       $  221
                                                        ======        ======
Net income (loss) per share.......................      $(0.03)       $ 0.01
                                                        ======        ======
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(1) Pursuant to a Securities and Exchange Commission Staff Accounting
    Bulletin, stock options issued subsequent to September 1995 have been included in the computation as if they were outstanding for all periods presented.